EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Announces an Increase in 2016 Guidance

DES MOINES, Iowa (January 27, 2017) - EMC Insurance Group Inc. (NASDAQ:EMCI) (the “Company”), today announced that it expects to report net income in the range of $2.18 to $2.23 per share and non-GAAP operating income1 in the range of $2.05 to $2.10 per share for the year ended December 31, 2016. The GAAP combined ratio for the year is expected to be approximately 97.7 percent. These results are significantly better than the Company’s most recent guidance, which anticipated non-GAAP operating income1 in the range of $1.55 to $1.75 per share and a GAAP combined ratio of 99.6 percent.

“We exceeded our expectations for 2016,” stated President and Chief Executive Officer Bruce G. Kelley. “Our strong fourth quarter capped an excellent year, especially given the softening rate environment and increasing competition for quality accounts.”

The increase in guidance is primarily attributed to the property and casualty insurance segment, which is expected to report a fourth quarter GAAP combined ratio of approximately 92.2 percent that is much lower than previously anticipated. This improvement was primarily driven by favorable development on prior years’ reserves and a low amount of catastrophe and storm losses. The favorable development on prior years’ reserves primarily reflects moderate reductions in the ultimate loss ratios for several accident years in the workers’ compensation line of business and a reduction in settlement expense reserves. The low amount of catastrophe and storm losses is attributed to the new semi-annual aggregate catastrophe excess of loss intercompany reinsurance program between the property and casualty insurance subsidiaries and Employers Mutual Casualty Company (Employers Mutual), which capped losses at $512,000 in the fourth quarter. The reinsurance segment’s GAAP combined ratio is estimated to be approximately 89.8 percent for the fourth quarter.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual. EMCI and Employers Mutual, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;

•	the adequacy of loss and settlement expense reserves;

•	state and federal legislation and regulations;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;

•	rating agency actions;

•	“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe,” “expect,” “anticipate,” “estimate,” “project,” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Definition of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Management uses certain non-GAAP financial measures for goal setting, determining employee and senior management awards and compensation, and evaluating performance. One of the primary non-GAAP financial measures utilized by management for evaluating the Company’s performance is operating income. Management’s operating income guidance is also considered a non-GAAP financial measure.

1Non-GAAP operating income: Non-GAAP operating income is calculated by excluding net realized investment gains/losses (defined as realized investment gains/losses after applicable federal and state income taxes) from net income. While realized investment gains/losses are integral to the Company’s insurance operations over the long term, the decision to realize investment gains or losses in any particular period is subject to changing market conditions and management’s discretion, and is independent of the Company’s insurance operations. The Company’s calculation of non-GAAP operating income may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s measure of non-GAAP operating income to the measure used by other companies.

Management believes non-GAAP operating income is useful to investors because it illustrates the performance of the Company’s normal, ongoing operations, which is important in understanding and evaluating the Company’s financial condition and results of operations. While this measure is consistent with measures utilized by investors and analysts to evaluate performance, it is not intended as a substitute for the GAAP financial measure of net income. Therefore, the Company has provided the following reconciliation of the expected range of the GAAP financial measure of net income per share to the expected range of the non-GAAP financial measure of operating income per share.

RECONCILIATION OF EXPECTED RANGE OF NET INCOME PER SHARE TO EXPECTED RANGE OF NON-GAAP OPERATING INCOME PER SHARE

	Year ended December 31,
	Estimated low end of range	Estimated high end of range
Net income	$2.18	$2.23
Realized investment gains	0.19	0.19
Income tax expense	0.06	0.06
Net realized investment gains	0.13	0.13
Non-GAAP operating Income	$2.05	$2.10

Contacts
Investors:                        Media:
Steve Walsh, 515-345-2515                Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com                lisa.l.hamilton@emcins.com